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                                                                     EXHIBIT 2.2


                              SUB-DEBT ACQUISITION
                                   AGREEMENT

                                  BY AND AMONG

                           SEARCH CAPITAL GROUP, INC.


                            SEARCH FUNDING IV, INC.

                           R-H CAPITAL PARTNERS, L.P.

                             AND KELLETT INVESTMENT
                                  CORPORATION


                           dated as of August 2, 1996
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                         SUB-DEBT ACQUISITION AGREEMENT

         THIS SUB-DEBT ACQUISITION AGREEMENT (the "Sub-Debt Acquisition Agreement") is made as of August 2, 1996, by and among (i) Search Capital Group, Inc., a Delaware corporation ("Search"); (ii) R-H Capital Partners, L.P. ("R-H"), a Georgia limited partnership; (iii) Kellett Investment Corporation ("Kellett"), a Georgia corporation (hereinafter R-H and Kellett may be individually or collectively referred to as the "Subordinated Debt Holders" or "SDH"); and (iv) Search Funding IV, Inc., a Texas corporation and a wholly-owned subsidiary of Search ("Newco").

BACKGROUND

A. DACC is an Atlanta based specialized indirect consumer finance company engaged in financing the purchase of used automobiles by purchasing installment sales contracts from independent use automobile dealers; and

B. DACC and Search have reached an Asset Acquisition Agreement dated as of August 2, 1996 (the "DACC Acquisition Agreement") regarding the sale (the "DACC Sale") by DACC of its assets (the "DACC Assets") to Newco and the assumption by Newco of certain specified obligations of DACC; and

C. Each SDH and Search have entered into this Sub-Debt Acquisition Agreement regarding the sale by each SDH of certain assets to Newco.

D. Unless otherwise expressly stated in this Sub-Debt Acquisition Agreement, all capitalized terms shall have the same definition as given in the DACC Acquisition Agreement and all references to schedules shall mean and refer to the schedules defined or referenced in the DACC Acquisition Agreement.

         NOW, THEREFORE, in consideration of the foregoing premises, which are incorporated herein by reference, and of





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the representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by all parties, the parties hereto, intending to be legally bound, agree as follows:

1.       Sale of Assets

         1.1 Assets Purchased. Subject to the terms and conditions set forth in this Sub-Debt Acquisition Agreement, at the Closing each SDH shall sell, convey, assign, transfer and deliver to Newco, and Newco shall purchase from each SDH (both transactions are individually and collectively referred to as the "Sub-Debt Sale"), all of the assets of each SDH listed below in Section 1.1(a)-(c) below (collectively the "Sub-Debt Assets"), free and clear of all claims, liens and encumbrances of any kind (collectively "Liens"):

                 (a) the Subordinated Debt (as defined in Section 3.3 of SUB-DEBT SCHEDULE 3).

                 (b) The Warrants (the word "Warrants" is defined in the Senior Subordinated Note and Warrant Purchase Agreement dated as of 10/16/95 among DACC and R-H Capital Partners, L.P., as amended on December 21, 1995 ("Previous Agreement"), and is incorporated herein by reference), together with all other rights each SDH possesses regarding DACC.

                 (c) Subject to the provisions of Section 1.10 below, all "DACC Claims" (as defined below) held jointly or severally by the SDH. "DACC Claims" means all liabilities, losses, claims (whether based upon violation of securities laws or otherwise), damages, punitive damages, causes of actions, lawsuits, administrative proceedings (including informal proceedings), investigations, audits, demands, assessments, adjustments, judgments, settlement payments, deficiencies, penalties, fines, interest





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                 (including interest from the date of such damages) and costs and expenses (including without limitation, reasonable attorneys' fees and disbursements of every kind, nature and description) held jointly or severally by the SDH against DACC, or any officer, employee, agent, representative, shareholder or director of DACC, whether known or unknown, contingent or fixed, secured or unsecured.

         1.2 Purchase Price. The aggregate purchase price (the "Purchase Price") to be paid to the SDH for the purchase of the Sub-Debt Assets shall be the issuance by Search of the Search securities listed below (the "Search Sub-Debt Securities"):

                 (a) 1,787,842 shares of Search 9%/7% Convertible Preferred Series B. The Indemnity Shares (893,921 of such shares) shall be placed into escrow on behalf of the Subordinated Debt Holders pursuant to the escrow agreement among Dealers, Search, the Escrow Agent and the Subordinated Debt Holders ("Escrow Agreement"), which is attached as
                 SCHEDULE 10.1 to the DACC Acquisition Agreement, and the remaining 893,921 shares shall be distributed as follows: (i) a certificate representing 614,571 shares of the Non-Indemnity Shares shall be delivered to R-H (which shall be subject to the Sub-Debt Shareholders Agreement) and (ii) a certificate representing 279,350 shares of the Non-Indemnity Shares shall be distributed to Kellett (which shall be subject to the Sub-Debt Shareholders Agreement).

                 (b) Each SDH hereby acknowledges that the number of shares of Search Sub-Debt Securities to be issued to such SDH has been based upon a value of Two Dollars Fifty-Four Cents ($2.54) per share for the Convertible Stock.

         1.3  Reserved





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         1.4  No Other Liabilities Assumed.  Except as expressly provided in this Sub-Debt Acquisition Agreement, neither Newco nor Search shall assume or be liable for in any manner, any and all other liabilities, commitments, claims or obligations of either SDH, whether known or unknown, contingent or fixed, secured or unsecured.

         1.5 Payment. At the Closing, (a) Search shall deliver to the Escrow Agent (defined in Section 10.1 below) pursuant to this Sub-Debt Acquisition Agreement two certificates representing the Indemnity Shares (893,921 shares of the Convertible Stock required to be issued on behalf of the Subordinated Debt Holders and held by the Escrow Agent) so that such shares may be used to satisfy the indemnification obligations of SDH pursuant to the terms of this Sub-Debt Acquisition Agreement, if necessary; and (b) Search shall deliver to R-H a certificate representing 614,571 shares of the Non-Indemnity Shares (which shall be subject to the Sub-Debt Shareholders Agreement); and (c) Search shall deliver to Kellett a certificate representing 279,350 shares of the Non-Indemnity Shares (which shall be subject to the Sub-Debt Shareholders Agreement). All of the Search Sub-Debt Securities shall be validly issued, fully-paid and nonassessable and free and clear of all Liens, except as provided for in this Sub-Debt Acquisition Agreement and the Escrow Agreement.

         1.6 Allocation. At the Closing, Newco and each SDH shall execute a joint certificate allocating the Purchase Price among the Sub-Debt Assets. Newco and each SDH acknowledge that such allocation shall have been arrived at by arms length negotiation, and Newco and each SDH hereby agree, subject to the requirements of Section 1060 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder, to report consistently, in any tax return completed or filed by them, such sale pursuant to this Sub-Debt Acquisition Agreement in accordance with said allocation.

         1.7 Sub-Debt Shareholders Agreement. At Closing, each SDH and Search shall execute the Sub-Debt Shareholders





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Agreement (the "Sub-Debt Shareholders Agreement") in the form attached hereto as SUB-DEBT SCHEDULE 1.7.

         1.8     Additional Provisions.

                 (a) All dividends and other distributions made after the Closing on the Search Sub-Debt Securities held by the Escrow Agent shall be made to the Escrow Agent on behalf of the beneficial owners of such Search Sub-Debt Securities and held in Escrow until the First Expiration Date or Final Expiration Date, as the case may be. All dividends and other distributions made after the Closing on the Non-Indemnity Shares shall be made directly to the beneficial owners of such Securities.

                 (b) Search shall pay a minimum of three consecutive quarterly cash dividends on the Convertible Stock contemporaneously with Search's dividend payments with respect to the Convertible Stock issued on behalf of DACC pursuant to the DACC Acquisition Agreement. The first such quarter's dividends shall begin to accrue on the date the Convertible Stock is issued by Search, which each SDH acknowledges will entitle such SDH to receive only a partial quarter's dividend payment. In addition, at the same time as Search pays its first of the aforesaid quarterly dividend payments, Search shall also pay to each SDH an amount of cash equal to the difference between a full quarter's dividend payment with respect to such Convertible Stock and the partial dividend amount paid pursuant to the immediately preceding sentence.

                 (c) As promptly as possible after Closing, Search shall request, and shall use best efforts to obtain, Search shareholder approval for the conversion of the Convertible Stock into the same class of convertible preferred shares as issued to noteholders under the Chapter 11 Bankruptcy Code plan of reorganization





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                 ("Plan") for which Search was a co-proponent (the "9/7
                 Noteholder Convertible Preferred").

         1.9 Subject to Sub-Debt Shareholders Agreement. The Indemnity Shares and the Non-Indemnity Shares shall be subject to the Sub-Debt Shareholders Agreement and the terms of this Sub-Debt Acquisition Agreement.

         1.10 Excess Amount. In the event the SDH shall pay more than its portion of the Shared Claims pursuant to the provisions of Section 10.3 through Indemnity Shares and/or cash attributable thereto (the amount paid in excess of SDH's portion of the Shared Claims is hereinafter referred to as the "Excess Amount"), the parties agree that the DACC Claims shall exclude the rights of the SDH to receive DACC Escrow Shares and/or cash pursuant to Section 7 of the Escrow Agreement. The parties agree that no shareholder, employee, director, officer, representative or agent of DACC shall have personal liability whatsoever with respect to the Excess Amount.

2.  Closing.

         2.1 Date and Location. The Closing shall take place contemporaneously with the Closing specified in the DACC Acquisition Agreement, provided that all conditions to Closing shall have been satisfied or waived. The parties intend to close by exchanging signed counterparts of all necessary documents.

         2.2 Documents to be Delivered at Closing. At the Closing the following documents, in a form reasonably satisfactory to Search and each SDH, shall be delivered and executed by the parties as follows:

         (a)     By Each SDH.

                 (i) To Newco Assignments conveying to Newco all rights of the SDH in the Warrants.





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                 (ii)    To Newco Irrevocable Note Powers conveying to Newco
                 all rights of the SDH in the Subordinated Debt.

                 (iii) To Newco a Bill of Sale and Assignment conveying to Newco title to the Sub-Debt Assets referenced in Section 1.1(c) above being purchased from such SDH, free and clear of all Liens, and incorporating by reference the representations and warranties contained in SUB-DEBT SCHEDULE 3.

                 (iv) To Newco and Search a Sub-Debt Closing Certificate confirming that the representations and warranties in SUB-DEBT
                 SCHEDULE 3 of this Sub-Debt Acquisition Agreement are true and correct as of the Closing, with corrections to any representations that have changed since the date of this Sub-Debt Acquisition Agreement, provided that if any change is made based upon the occurrence of a Sub-Debt Material Adverse Effect (as defined in Section 6.5 below), Search shall have the right to terminate this Sub-Debt Acquisition Agreement pursuant to Section 11.2 below; provided, further, that if Search and Newco shall consummate the transactions contemplated hereby, Search and Newco shall automatically be deemed to have waived, to the extent set forth in the Sub-Debt Closing Certificate, any breach or violation of the representations and warranties of the SDH contained in this Sub-Debt Acquisition Agreement.

                 (v) To Newco such other documents, including instruments of sale, transfer and assignment, as is reasonably believed necessary by Search to enable Newco immediately after Closing to use, operate, collect, sell, and assign the Sub-Debt Assets.

                 (vi) To the extent any consents or approvals shall be reasonably requested by Search in connection with any of the transactions herein contemplated, or to the effective transfer or assignment of any of the Sub-





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                 Debt Assets being purchased by Search from each SDH, each SDH shall deliver to Search copies of all such consents or approvals so requested by Search.

                 (vii) Possession of all Sub-Debt Assets shall be delivered to Newco within one business day of Closing.

                 (viii) To Search triplicates of the Sub-Debt Shareholders Agreement, the Escrow Agreement, and all related documents which have been executed by each SDH.

                 (ix) To Search a Sub-Debt Certificate certifying that no Sub-Debt Material Adverse Effect has been experienced regarding the Sub-Debt Assets between the date of this Sub-Debt Acquisition Agreement and Closing.

                 (x) To the parties so specified, all other documents reasonably requested in order to consummate the transactions contemplated hereby.

                 (xi) Each SDH shall have executed this Sub-Debt Acquisition Agreement and Search shall have verified compliance by each SDH with all of the material terms and conditions of this Sub-Debt Acquisition Agreement.

                 (xii) To Search, each SDH shall have executed a securities "big boy" letter in the form reasonably satisfactory to Search.


         (b)     By Search/Newco

                 (i) To the Escrow Agent the Indemnity Shares to be held by the Escrow Agent for the benefit of the SDH.





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                 (ii)     To the SDH, the Non-Indemnity Shares (in the amounts
                 specified in Section 1.5).

                 (iii) To each SDH Sub-Debt Closing Certificates for Search and Newco confirming that the representations in SUB-DEBT
                 SCHEDULE 4 of this Sub-Debt Acquisition Agreement are true and correct as of the Closing, with corrections to any representations that have changed since the date of this Sub-Debt Acquisition Agreement, provided, that if a SDH shall consummate the transactions contemplated hereby, such SDH shall automatically be deemed to have waived, to the extent set forth in such Sub-Debt Closing Certificate, any breach or violation of the representations and warranties of Search and Newco contained in this Sub-Debt Acquisition Agreement.

                 (iv) To each SDH a Sub-Debt Certificate certifying that to the best of Search's information, knowledge and belief no Search Sub-Debt Material Adverse Effect (as defined in Section
                 7.2 below) has been experienced by Search since the 10-K Filing Date.

                 (v) To each SDH triplicates of the Sub-Debt Shareholders Agreement, the Escrow Agreement, and all related documents which have been executed by Search.

                 (vi) To the parties so specified, all other documents reasonably requested in order to consummate the transactions contemplated hereby.

3.       REPRESENTATIONS AND WARRANTIES OF EACH SDH

         To induce Search and Newco to enter into this Sub-Debt Acquisition Agreement and consummate the transactions contemplated hereby, each SDH represents and warrants to Search and Newco as set forth in SUB-DEBT SCHEDULE 3 attached hereto (with respect to that particular SDH and not the other SDH), which representations and warranties are incorporated in this





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Section 3 by reference and are deemed to be part of this Sub-Debt Acquisition
Agreement.

4.       REPRESENTATIONS OF SEARCH AND NEWCO

         To induce each SDH to enter into this Sub-Debt Acquisition Agreement and consummate the transactions contemplated hereby, each of Search and Newco represents and warrants to each SDH as set forth in SUB-DEBT SCHEDULE 4 attached hereto, which representations and warranties are incorporated in this
Section 4 by reference and are deemed to be part of this Sub-Debt Acquisition Agreement.

5.       COVENANTS

         5.1     Access to Information; Confidentiality.

         (a) Between the date of this Sub-Debt Acquisition Agreement and the Closing, each SDH will afford to the officers and authorized representatives of Search and Newco access to all of the information, documents, books and records of such SDH relevant to the Sub-Debt Assets, and such other information relevant to the Sub-Debt Assets as Search may reasonably request. Each SDH will cooperate with Search and Newco and their representatives in the preparation of any documents or other material which may be required in connection with this Sub-Debt Acquisition Agreement. Each SDH's representations, warranties, covenants and obligations as set forth in this Sub-Debt Acquisition Agreement (y) shall survive Search's inquiry and (z) shall not be affected or modified in any manner whatsoever by any inquiry conducted by Search. In addition, Search's inquiry shall not be a defense by either SDH to any breach of any of such SDH's representations, warranties, covenants or obligations.

         (b) Each SDH agrees that it will not disclose any confidential or proprietary information which it obtains or acquires regarding Search or Newco to any person, firm,





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         corporation, association or other entity for any purpose or reason whatsoever, except to authorized employees or other authorized representatives of such SDH and to counsel and other advisers, provided that such advisors (other than counsel) agree to the confidentiality provisions of this Section 5.1(b), subject to Section 5.1(d) below.

         (c) Each of Search and Newco agree that prior to Closing they will not disclose any confidential or proprietary information which either may obtain or acquire regarding each SDH to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except to authorized representatives of Search, Newco and DACC and to counsel and other advisers, provided that such advisers (other than counsel) agree to the confidentiality provisions of this
         Section 5.1(c), subject to Section 5.1(d) below.

         (d) The confidentiality obligations of a party hereto shall be terminated regarding any confidential or proprietary information obtained or acquired if (i) such information becomes known to the public generally through no fault of the receiving party, (ii) disclosure is required by law or the order of any governmental authority under color of law, or (iii) the disclosing party receives the written opinion of its counsel that such disclosure is required in connection with the defense of a lawsuit against the disclosing party, provided, that prior to disclosing any information pursuant to clause
         (i), (ii) or (iii) above, such party shall, if possible, give prior written notice thereof to the other party and provide the other party with the opportunity to contest such disclosure, and disclose only such portion of such confidential information which is legally required to be disclosed and exercise its best efforts to obtain assurances that confidential treatment will be accorded such information.





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         5.2     Conduct of Business Pending Closing. Between May 31, 1996 and
the Closing, each SDH will:

         (a) perform in all material respects its obligations under agreements relating to or affecting the Sub-Debt Assets;

         (b) maintain compliance in all material respects with all permits, laws, rules and regulations, consent orders, and all other orders of applicable courts, regulatory agencies and similar governmental authorities to the extent its failure to do so would have a Sub-Debt Material Adverse Effect; and

         (c) inform Search immediately if any event occurs that may have a Sub-Debt Material Adverse Effect.

         5.3 Prohibited Activities. Prior to Closing, each SDH has not, and will not, without the prior written consent of Search, which shall not be unreasonably withheld:

         (a) sell, assign, lease, pledge or otherwise transfer or dispose of any of the Sub-Debt Assets;

         (b) take, agree (in writing or otherwise) to take, or omit or take any action which would have a Sub-Debt Material Adverse Effect, or any action which would make any of the representations and warranties of either SDH contained in this Sub-Debt Acquisition Agreement untrue or result in any of the conditions set forth in Sections 6 and 7 not being satisfied.

         5.4 No Solicitation of Offers. Since July 15, 1996 and prior to the first to occur of the Closing or the termination of this Sub-Debt Acquisition Agreement pursuant to Section 11.1, neither SDH nor any agent, officer, director or any representative of either SDH will, during the period commencing on the date of this Sub-Debt Acquisition Agreement and ending with the Closing, directly or indirectly: (a) solicit,





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encourage or initiate the submission of proposals or offers from any person for, (b) participate in any discussions pertaining to, or (c) furnish any information to any person other than Search and Newco relating to, any acquisition or purchase of all or a material amount of the Sub-Debt Assets of, or any equity interest in, either SDH or a merger, consolidation or business combination of either SDH, except in each case, to the extent required by fiduciary obligations under applicable law. In addition to the foregoing, if a SDH receives any unsolicited offer or proposal relating to any of the above, such SDH shall immediately notify Search thereof, including the identity of the party making such offer or proposal and the specific terms of such offer or proposal.

         5.5 Notification of Certain Matters. Each party hereto shall give prompt notice to the other parties hereto of (a) the occurrence or non-occurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty of it contained herein to be untrue or inaccurate in any material respect at or prior to the Closing and (b) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such party hereunder; provided, that in the event that the other party (for purposes of this paragraph, the SDH shall be deemed to be one party and Search and Newco shall be deemed to be the other party) consummates the transactions contemplated hereby despite being provided with such written notice, then the other party shall automatically be deemed to have waived compliance with such representation, warranty, covenant, condition or agreement to the extent set forth in such written notice.

         5.6 Cooperation in Obtaining Required Consents and Approvals. For all consents and approvals which a SDH is required to obtain pursuant to this Sub-Debt Acquisition Agreement, Search shall cooperate and provide to such SDH such documentation or other information as such SDH shall reasonably request. For all consents and approvals which Search is required to obtain pursuant to this Sub-Debt Acquisition





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Agreement, each SDH shall cooperate and provide to Search such documentation or other information as Search shall reasonably request. Each party shall use all reasonable efforts to obtain all consents and approvals as shall be necessary for the performance of its obligations under this Sub-Debt Acquisition Agreement.

         5.7     Ownership of Sub-Debt Assets.

                 (a) R-H possesses and owns all right, title and interest in and to the Subordinated Notes and the R-H Warrants, copies of which are attached hereto as SUB-DEBT SCHEDULE 5.7(A).

                 (b) Kellett possesses and owns all right, title and interest in and to the Subordinated Note and the Kellett Warrants, copies of which are attached hereto as SUB-DEBT SCHEDULE 5.7(B).

                 (c) R-H and Kellett jointly and severally own all right, title, and interest in and to all of the Sub-Debt Assets except as set forth above in Section 5.7(a) and (b) above.

6.       CONDITIONS PRECEDENT TO OBLIGATIONS OF SEARCH AND NEWCO

The obligation of Search and Newco to effect the Closing is subject to the satisfaction or waiver, at or before the Closing, of the following conditions:

         6.1 Representations and Warranties; Performance of Obligations. All of the representations and warranties of each SDH contained in this Sub-Debt Acquisition Agreement shall be true, correct and complete in all material respects on and as of the Closing with the same effect as though such representations and warranties had been made on and as of such date and all of the terms, covenants, agreements and conditions of this Sub-Debt Acquisition Agreement to be complied with, performed or satisfied by each SDH on or before the Closing




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
shall have been duly complied with, performed or satisfied in all material respects.

         6.2 No Litigation. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging Newco's proposed acquisition of the Sub-Debt Assets, or limiting or restricting Newco's conduct or operation of its business following the Sub-Debt Sale shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending. There shall be no action, suit claim or proceeding of any nature pending against Search, Newco or SDH or either of their respective properties or any of their officers or directors, that would, if adversely determined, be reasonably likely to have a Sub-Debt Material Adverse Effect on the Sub-Debt Assets.

         6.3 Consents and Approvals. All necessary consents of and filings with any governmental authority or agency or third party relating to the consummation by either SDH of the transactions contemplated hereby shall have been obtained and made.

         6.4 SDH. All necessary approval for the Sub-Debt Sale by each SDH has been obtained.

         6.5 No Material Adverse Effect. No "Sub-Debt Material Adverse Effect" shall have occurred prior to the time of Closing. For purposes of this Sub-Debt Acquisition Agreement, the term "Sub-Debt Material Adverse Effect" means any change or event which materially interferes with or causes either SDH to be unable to execute this Sub-Debt Acquisition Agreement and consummate the Sub-Debt Sale and all other transactions contemplated hereby.





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         6.6     Contemporaneous Closing.  Closing under this Sub-Debt
Acquisition Agreement takes place contemporaneously with the Closing under the DACC Acquisition Agreement.

7.       CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH SDH

         The obligation of each SDH to effect the Sub-Debt Sale are subject to the satisfaction or waiver, at or before the Closing, of the following conditions:

         7.1 Representations and Warranties; Performance of Obligations. All of the representations and warranties of Search and Newco contained in this Sub-Debt Acquisition Agreement shall be true, correct and complete in all material respects on and as of the Closing as though such representations and warranties had been made as of such date and all of the terms, covenants, agreements and conditions of this Sub-Debt Acquisition Agreement to be complied with, performed or satisfied by Search and Newco on or before the Closing shall have been duly complied with, performed or satisfied in all material respects.

         7.2 No Material Adverse Effect. No "Search Sub-Debt Material Adverse Effect" shall have occurred between the 10-K Filing Date and Closing. For purposes of this Sub-Debt Acquisition Agreement, the term "Search Sub-Debt Material Adverse Effect" has the meaning specified in Section 4.1 of SUB-DEBT
SCHEDULE 4. Each SDH acknowledges, covenants and agrees that if a Search Sub-Debt Material Adverse Effect has occurred, such SDH's sole remedy shall be to terminate this Sub-Debt Acquisition Agreement upon notice to Search pursuant to the terms of Section 11.1 below.

         7.3 No Litigation. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging Newco's proposed acquisition of the Sub-Debt Assets, or limiting or restricting Newco's conduct or operation of its business following the Sub-

Debt Sale shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending. There shall be no action, suit claim or proceeding of any nature pending against Search, Newco or either SDH, their respective properties or any of their officers or directors, that would, if adversely determined, be reasonably likely to have a Search Sub-Debt Material Adverse Effect.

         7.4 Consents and Approvals. All necessary consents of and filings with any governmental authority or agency or third party relating to the consummation by Search and Newco of the transactions contemplated hereby shall have been obtained and made.

         7.5 Contemporaneous Closing. Closing under this Sub-Debt Acquisition Agreement takes place contemporaneously with the Closing under the DACC Acquisition Agreement.

8.       INDEMNIFICATION BY EACH SDH

         8.1     Indemnification by Each SDH.  Subject to the terms of Section
8.5 below, each SDH jointly and severally covenants and agrees to indemnify, defend, protect and hold harmless Search and Newco and their respective officers, directors, employees, successors and assigns (individually, a "Sub-Debt Search Indemnified Party" and collectively "Sub- Debt Search Indemnified Parties") from, against and in respect of:

                 (i) all Claims suffered, sustained, incurred or paid by the Sub-Debt Search Indemnified Parties in connection with, resulting from or arising out of, directly or indirectly:

                          (1) Claims governed by Section 8.1(a) of the DACC Acquisition Agreement that are based upon fraud, usury and/or violation of laws and regulations by or on the part of DACC with respect to Finance Contracts to the extent such Claims exceed the Deductible as set forth in the DACC Acquisition Agreement, except if such Claims are not subject to indemnification pursuant to Section 8.1(c) of the DACC Acquisition Agreement (In addition, any Claim subject to indemnification pursuant to Section 8.1(c) of the DACC Acquisition Agreement shall be treated as a Pending Claim for purposes of Sections
                          8.5 and 10.2 below);

                          (2) any material breach of any representation or warranty of a SDH set forth in this Sub- Debt Acquisition Agreement or any certificate, document or instrument delivered by or on behalf of such SDH in connection herewith; or

                          (3) any material nonfulfillment of any covenant or agreement on the part of a SDH prior to the Expiration Dates.

                 (ii) any and all Claims incident to any of the foregoing or to the enforcement of this Section 8.1.

         8.2     Expiration.

         (a) Subject to the resolution of all Pending Claims, the indemnification obligations of the SDH under this Section 8 shall terminate as follows:

                 (i) With respect to all Claims based upon fraud, usury and/or compliance with all "laws" and "regulations" (each as defined in Section 3.15 of Schedule 3 of the DACC Acquisition Agreement) by DACC or on the part of DACC with respect to Finance Contracts, the Final Expiration Date.

                 (ii)     With respect to all other Claims governed by this
                 Section 8, the First Expiration Date.

         8.3 No Substitution of Entities. If either SDH liquidates prior to the Final Expiration Date, all of the Indemnity Shares held by the Escrow Agent shall remain in Escrow except as set forth below in Section 10. No shareholder/partner of the SDH shall be personally liable for SDH's obligations under this Section 8, except in the event they have received Indemnity Shares in connection with or as a result of a breach or violation of the Escrow Agreement, and recovery for such liability shall be limited to such Indemnity Shares. Once the Indemnity Shares are properly distributed by the Escrow Agent from Escrow, neither SDH shall have any responsibility or obligation to Search, except as may be set forth in the Sub-Debt Shareholders Agreement.

         8.4 Indemnification Procedures. All Claims for indemnification under this Section 8 shall be asserted and resolved as follows.

         (a) In the event a Sub-Debt Search Indemnified Party has a Claim against the SDH (the SDH, including all successors, shall be known collectively as the "Sub-Debt Indemnifying Parties") hereunder which does not involve a Claim being asserted against or sought to be collected by a third party, the Sub-Debt Search Indemnified Party shall with reasonable promptness send a Claim Notice with respect to such Claim to R-H c/o Ken Millar (the "Representative") and Escrow Agent. Such Claim Notice shall:

         (i) state that the Sub-Debt Search Indemnified Party has paid or incurred a SDH 100% Claim or a Shared Claim and is entitled to indemnification under Section 8 of this Sub-Debt Acquisition Agreement (an "Indemnification Item");

         (ii)       state the aggregate dollar amount of such Indemnification
         Item;

                          (iii) specify in reasonable detail the nature and amount of each individual Indemnification Item; and

                          (iv) specify in detail those Indemnity Shares in Value that Escrow Agent shall deliver to the Sub-Debt Search Indemnified Party or as otherwise directed by the Sub-Debt Search Indemnified Party in satisfaction of the Indemnification Item(s) set forth in the Claim Notice in accordance with Sections 8.4(e) and 10.3 of this Sub-Debt Acquisition Agreement.

Any Claim Notice may include multiple Indemnification Items. If the Representative does not notify the Sub-Debt Search Indemnified Party within 30 days of receipt of the Claim Notice (the "Notice Period") that the Sub-Debt Indemnifying Parties disputes such Claim, the amount of such Claim shall be conclusively deemed a liability of the Sub-Debt Indemnifying Parties hereunder. In case the Representative shall, within the Notice Period, object in writing to any Claim made in accordance with this Section 8.4(a), the Sub-Debt Search Indemnified Party shall have fifteen (15) days to respond in a written statement to the objection of the Representative. If after such fifteen (15) day period there remains a dispute as to any Claims, the parties shall attempt in good faith for sixty (60) days to agree upon the rights of the respective parties with respect to each of such Claims. If the parties should so agree, a memorandum setting forth such agreement shall be prepared and executed by both parties. If no such agreement can be reached after good faith negotiations the parties may pursue applicable remedies as provided by Section 11.18.

               (b) In the event that any Claim for which the Sub-Debt Indemnifying Parties would be liable to a Sub-Debt Search Indemnified Party hereunder is asserted against a Sub-Debt Search Indemnified Party by a third party, the Sub-Debt Search Indemnified Party shall with reasonable promptness notify the Representative of such Claim, specifying the nature of such claim and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such Claim). The actions and decisions of the Representative shall be binding upon the Sub-Debt Indemnifying Parties. The Representative shall have 30 days from the receipt of the Claim Notice (the "Notice Period") to notify the Sub-Debt Search Indemnified Party (i) whether or not the Sub- Debt Indemnifying Parties disputes the Sub-Debt Indemnifying Parties' liability to the Sub-Debt Search Indemnified Party hereunder with respect to such Claim and (ii) if the Sub-Debt Indemnifying Parties does not dispute such liability, whether or not the Sub-Debt Indemnifying Parties desires, at the sole cost and expense of the Sub-Debt Indemnifying Parties, to defend against such Claim, provided that the Sub-Debt Indemnifying Parties is hereby authorized (but not obligated) prior to and during the Notice Period to file any motion, answer or other pleading and to take any other action which the Sub-Debt Indemnifying Parties shall deem necessary or appropriate to protect the Sub-Debt Indemnifying Parties' interests. If the Representative notifies the Sub-Debt Search Indemnified Party within the Notice Period that the Sub-Debt Indemnifying Parties does not dispute the Sub-Debt Indemnifying Parties' obligation to indemnify hereunder and desires to defend the Sub-Debt Search Indemnified Party against such Claim, except as hereinafter provided, the Sub-Debt Indemnifying Parties shall have the right to defend by appropriate proceedings, which proceedings shall be promptly settled or prosecuted by the Sub-Debt Indemnifying Parties to a final conclusion; provided that, unless the Sub-Debt Search Indemnified Party otherwise agrees in writing, the Sub-Debt Indemnifying Parties may not settle any matter (in whole or in part) unless such settlement includes a complete and unconditional release of the Sub-Debt Search Indemnified Party. If the Sub-Debt Search Indemnified Party desires to participate in, but not control, any such defense or settlement the Sub-Debt

               Search Indemnified Party may do so at the Sub-Debt Search Indemnified Party's sole cost and expense. If the Sub-Debt Indemnifying Parties elects not to defend the Sub-Debt Search Indemnified Party against such Claim, whether by failure of the Representative to give the Sub-Debt Search Indemnified Party timely notice as provided above or otherwise, then the Sub-Debt Search Indemnified Party, without waiving any rights against the Sub-Debt Indemnifying Parties, may settle or defend against any such Claim in the Sub-Debt Search Indemnified Party's commercially reasonable discretion (provided, that the Sub-Debt Search Indemnified Party may not settle any matter (in whole or part) unless such settlement includes a complete and unconditional release of the Sub-Debt Indemnifying Parties) and the Sub-Debt Search Indemnified Party shall be entitled to recover from the Sub-Debt Indemnifying Parties the amount of any settlement or judgment and, on an ongoing basis, all indemnifiable costs and expenses of the Sub-Debt Search Indemnified Party with respect thereto, including interest from the date such costs and expenses were incurred.

               (c) If at any time, in the reasonable opinion of the Sub-Debt Search Indemnified Party, notice of which shall be given in writing to the Representative, any such Claim seeks material prospective relief which could have a materially adverse effect on the assets, liabilities, financial condition, results of operations or business prospects of any Sub-Debt Search Indemnified Party, the Sub-Debt Search Indemnified Party shall have the right to control or assume (as the case may be) the defense of any such Claim and the amount of any judgment or, subject to the prior approval of the Sub-Debt Indemnifying Parties, settlement and the reasonable costs and expenses of defense shall be included as part of the indemnification obligations of the Sub-Debt Indemnifying Parties hereunder. If the Sub-Debt Search Indemnified Party should elect to exercise such right, the Representative shall have the right to participate in, but not control, the defense of such claim or demand at the sole cost and expense of the Sub-Debt Indemnifying Parties.

               (d) The Sub-Debt Search Indemnified Party's failure to give reasonably prompt notice to the Representative of any actual or threatened claim or demand which may give rise to a right of indemnification hereunder shall not relieve the Sub-Debt Indemnifying Parties of any liability which the Sub-Debt Indemnifying Parties may have to the Sub-Debt Search Indemnified Party unless the failure to give such notice materially and adversely prejudiced the Sub-Debt Indemnifying Parties.

               (e) All of the Indemnity Shares delivered to the Escrow Agent shall be available to satisfy the indemnification obligations of the Sub-Debt Indemnifying Parties pursuant to this Section 8 through the First Expiration Date or Final Expiration Date, as the case may be, subject to the retention of that portion of the Indemnity Shares required pursuant to
               Section 10.1 below for Pending Claims. Upon determination of the dollar amount owed to a Sub-Debt Search Indemnified Party in satisfaction of the Sub-Debt Indemnifying Parties' obligations with respect to SDH 100% Claims (as defined below in Section 10.3) and the Sub-Debt Indemnifying Parties' obligations with respect to the Sub-Debt Indemnifying Parties' portion of the Shared Claims, the Escrow Agent shall, pursuant to the terms of the Escrow Agreement, promptly deliver to the Sub-Debt Search Indemnified Party that number of Indemnity Shares having a Value (as defined below) equal to the dollar amount so determined as the obligation of such Sub-Debt Indemnifying Parties, from the class of Indemnity Shares identified below. For purposes of this Sub-Debt Acquisition Agreement, the term "Value" per share of Indemnity Shares shall mean the allocated price of the Search Sub-Debt Securities, namely Two Dollars Fifty-

               Three and Eight Tenths Cents ($2.538) per share for the Convertible Stock. In the event of any stock split, reverse stock split, stock combination or reclassification of any of the Indemnity Shares or any merger, consolidation or combination of Search with any other entity or entities, the Value of the Indemnity Shares shall be proportionally adjusted so that the Value of the Indemnity Shares after such event shall be the same as the Value such Indemnity Shares possessed immediately prior to such event. Such adjustment shall be made successively upon the occurrence of the events listed in the immediately preceding sentence.

               (f) Notwithstanding anything in Section 8.4 of this Sub-Debt Acquisition Agreement to the contrary, all Claims under
               Section 8.1(i)(1) of this Sub-Debt Acquisition Agreement and any and all Claims under Section 8.1(ii) of this Sub-Debt Acquisition Agreement which are incident to 8.1(i)(1) of this Sub-Debt Acquisition Agreement or to the enforcement of 8.1(i)(1) of this Sub-Debt Acquisition Agreement shall be governed by the indemnification provisions of Section 8.4 of the DACC Acquisition Agreement, and once a determination has been made under Section 8.4 of the DACC Acquisition Agreement, such determination shall be final, binding and conclusive upon such SDH. Search agrees that it will provide notice to each SDH of all Claims that Search, acting in a commercially reasonable manner, considers to be Shared Claims (as defined below in Section 10.3).

               8.5 Survival of Representations, Warranties and Covenants. All representations, warranties, covenants and indemnities made by a SDH in or pursuant to this Sub-Debt Acquisition Agreement or in any document delivered pursuant hereto will survive the Closing and will remain in effect until, and will expire upon, the First Expiration Date or Final Expiration Date as set forth above in section 8.2, provided, however, that the indemnification obligations with respect to any Pending Claim (and the related representations, warranties and covenants) existing as of either of the aforesaid Dates will survive until the final resolution of such Pending Claim.

               8.6        Limitations of SDH Indemnification Obligations.
Notwithstanding anything in this Sub-Debt Acquisition Agreement to the contrary, each SDH's liability for indemnification under this Agreement is limited to the extent of such SDH's Indemnity Shares, and neither SDH shall be required to utilize any of such SDH's other assets, including, but not limited to, such SDH's Non-Indemnity Shares, to discharge an indemnification obligation under this Sub-Debt Acquisition Agreement.

9.             INDEMNIFICATION BY SEARCH

               9.1 Indemnification by Search. Search covenants and agrees to indemnify, defend, protect and hold harmless each SDH and each SDH's officers, directors and employees, and also the beneficial owners (which may be referred to as the "SDH Owners") of each SDH (but only as set forth in Section
9.2 below) (individually, a "SDH Indemnified Party" and collectively "SDH Indemnified Parties") from, against and in respect of:

               (a) all Claims suffered, sustained, incurred or paid by the SDH Indemnified Parties in connection with, resulting from or arising out of, directly or indirectly:

                          (i) any material breach of any representation or warranty of Search or Newco set forth in this Sub-Debt Acquisition Agreement or any certificate, document or instrument delivered by or on behalf of Search or Newco in connection herewith; or

                          (ii) any material nonfulfillment of any covenant or agreement on the part of Search or Newco in this Sub-Debt Acquisition Agreement, or

               (b) any and all Claims incident to any of the foregoing or to the enforcement of this Section 9.1.

               9.2 Exclusive Agent. Search's indemnification obligations to the SDH Owners are conditioned on such beneficial owners appointing R-H c/o Ken Millar ("Agent") as their exclusive agent for handling all matters related to indemnity claims of the SDH Owners. Without limiting the preceding sentence, Agent is the only one who can assert, prosecute or settle indemnity claims of SDH Owners, and Agent is the only one who can give or receive notices on behalf of the SDH Owners with respect to their indemnity claims. Search shall have no indemnity obligations to any SDH Owners who directly asserts a claim against Search or who does not otherwise comply with the requirements of this Section 9.2.

               9.3 Expiration. Search's indemnification obligations under this Section 9 shall terminate with respect to all Claims, one day after the first (1st) anniversary of the Closing.

               9.4 Indemnification Procedures. All Claims for indemnification under this Section 9 shall be asserted and resolved as follows:

               (a) In the event a SDH Indemnified Party has a Claim against Search hereunder which does not involve a Claim being asserted against or sought to be collected by a third party, the SDH Indemnified Party shall with reasonable promptness send a Claim notice (the "Claim Notice") with respect to such Claim to Search. If Search does not notify the SDH Indemnified Party within 30 days of receipt of the Claim Notice (the "Notice Period") that Search disputes such Claim, the amount of such Claim shall be conclusively deemed a liability of Search hereunder. In case Search shall, within the Notice Period, object in writing to any Claim made in accordance with this
               Section 9.3(a), the SDH Indemnified Party shall have fifteen
               (15) days to respond in a
               written statement to the objection of Search. If after such fifteen (15) day period there remains a dispute as to any Claims, the parties shall attempt in good faith for sixty (60) days to agree upon the rights of the respective parties with respect to each of such Claims. If the parties should so agree, a memorandum setting forth such agreement shall be prepared and executed by both parties. If no such agreement can be reached after good faith negotiations the parties may pursue applicable remedies as provided by Section 11.18.

               (b) If any Claim for which Search would be liable to a SDH Indemnified Party hereunder is asserted against a SDH Indemnified Party by a third party, the SDH Indemnified Party shall with reasonable promptness notify Search of such Claim, specifying the nature of such claim and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such Claim). Search shall have 30 days from the receipt of the Claim Notice (the "Notice Period") to notify the SDH Indemnified Party
               (i) whether or not Search disputes Search's liability to the SDH Indemnified Party hereunder with respect to such Claim and (ii) if Search does not dispute such liability, whether or not Search desires, at Search's sole cost and expense, to defend against such Claim, provided that Search is hereby authorized (but not obligated) prior to and during the Notice Period to file any motion, answer or other pleading and to take any other action which Search shall deem necessary or appropriate to protect Search's interests. If Search notifies the SDH Indemnified Party within the Notice Period that Search does not dispute Search's obligation to indemnify hereunder and agrees to defend the SDH Indemnified Party against such Claim, except as hereinafter provided, Search shall have the right to defend by appropriate proceedings, which proceedings shall be promptly settled or prosecuted by Search to a final conclusion; provided that, unless the

               SDH Indemnified Party otherwise agrees in writing, Search may not settle any matter (in whole or in part) unless such settlement includes a complete and unconditional release of the SDH Indemnified Party. If the SDH Indemnified Party desires to participate in, but not control, any such defense or settlement the SDH Indemnified Party may do so at the SDH Indemnified Party's sole cost and expense. If Search elects not to defend the SDH Indemnified Party against such Claim, whether by failure of Search to give the SDH Indemnified Party timely notice as provided above or otherwise, then the SDH Indemnified Party, without waiving any rights against Search, may settle or defend against any such Claim in the SDH Indemnified Party's commercially reasonable discretion (provided, that the SDH Indemnified Party may not settle any matter (in whole or in part) unless such settlement includes a complete and unconditional release of the Sub-Debt Search Indemnifying Parties) and the SDH Indemnified Party shall be entitled to recover from Search the amount of any settlement or judgment and, on an ongoing basis, all indemnifiable costs and expenses of the SDH Indemnified Party with respect thereto, including interest from the date such costs and expenses were incurred.

               (c) Nothing herein shall be deemed to prevent a SDH Indemnified Party from making a claim, and a SDH Indemnified Party may make a claim hereunder, for potential or contingent claims or demands provided the Claim Notice sets forth the specific basis for any such potential or contingent claim or demand to the extent then feasible and the SDH Indemnified Party has reasonable grounds to believe that such a claim or demand may be made.

               (d) The SDH Indemnified Party's failure to give reasonably prompt notice to Search of any actual, threatened or possible claim or demand which may give rise to a right of indemnification hereunder shall not relieve Search of any liability which Search may have to the SDH Indemnified Party unless the failure to give such notice materially and adversely prejudiced Search.

               9.5 Survival of Representations, Warranties and Covenants. All representations, warranties, covenants and indemnities made by Search and Newco in or pursuant to this Sub-Debt Acquisition Agreement or in any document delivered pursuant hereto will survive the Closing and will remain in effect, and will expire as provided in Section 9.3, provided, however, that the indemnification obligations with respect to any Pending Claim (and the related representations, warranties and covenants) will survive until the final resolution of such Pending Claim.

10.            ESCROW

               10.1 Escrow. At Closing the Indemnity Shares (as specified in Section 1.5) shall be delivered to U.S. Trust of Texas, N.A. ("Escrow Agent") to be held by the Escrow Agent pursuant to that certain Escrow Agreement entered into by and among DACC, Search, Newco, each SDH and Escrow Agent in substantially the form as attached as SCHEDULE 10.1 to the DACC Acquisition Agreement on the Closing (the "Escrow Agreement"). The Escrow Agent shall hold the Indemnity Shares pursuant to the Escrow Agreement. The Escrow Agent shall distribute the Indemnity Shares pursuant to the terms of this Section 10 and the Escrow Agreement. The parties agree to instruct the Escrow Agent to transfer the Indemnity Shares and all cash attributable thereto as follows in the following order:

               (a) Prior to the First Expiration Date, to Search for cancellation of that amount of Indemnity Shares and/or cash, in the order of class as specified in Section 8.4 above, to the extent necessary to satisfy all finally resolved SDH 100% Claims and the SDH's portion of the Shared Claims.

               (b)        At the First Expiration Date, but subject to Section
               10.2 below, to the Subordinated Debt Holders, 446,960 shares of the Indemnity Shares less the number of Indemnity Shares delivered to Search for cancellation, but including all dividends which shall have been received by the Escrow Agent attributable to the Indemnity Shares released to the Subordinated Debt Holders and not distributed to Search pursuant to Section 10.1(a).

               (c) After the First Expiration Date and prior to the Final Expiration Date, and to the extent still held by the Escrow Agent in Escrow, to Search for cancellation of that amount of Indemnity Shares and/or cash, in the order of class as specified in Section 8.4 above, to the extent necessary to satisfy all finally resolved SDH 100% Claims and the SDH's portion of the Shared Claims.

               (d)        At the Final Expiration Date, but subject to Section
               10.2 below, to the Subordinated Debt Holders the balance of the Indemnity Shares, but including all dividends which shall have been received by the Escrow Agent attributable to the Indemnity Shares released to SDH and not distributed to Search pursuant to
               Section 10.1(a).

               (e) Notwithstanding anything in this Section 10.1 to the contrary, (i) all of the Indemnity Shares to be distributed to the SDH shall be distributed based on the following percentages (68.75% to R-H and 31.25% to Kellett), and (ii) all of the Indemnity Shares to be cancelled shall be cancelled based on the following percentages (68.75% to R-H and 31.25% to Kellett).

               10.2 Pending Claims. Notwithstanding anything to the contrary in Section 10.1, if SDH 100% Claims or Pending Claims with respect to SDH 100% Claims exist as of the Expiration Date, the Escrow Agent shall retain in Escrow that portion of the Indemnity Shares and/or cash with a Value equal to: (i)

100% of the amount of the SDH 100% Claims, as determined by Search acting in good faith in a commercially reasonable manner, if Search determines the amount of any of such Claims is reasonably certain, or (ii) 125% of the amount of the SDH 100% Claims, as determined by Search acting in good faith in a commercially reasonable manner, if Search determines the amount of any such Claims is not reasonably certain. Upon the final resolution of any such Pending Claim, the Escrow Agent shall likewise distribute in the priorities specified in Section
10.1 the Indemnity Shares and/or cash reserved by the Escrow Agent with respect to such types of Pending Claim. The term "Pending Claim" shall mean any Claim governed by Section 8 which has not been resolved finally as of an Expiration Date.

               Notwithstanding anything to the contrary in Section 10.1, in addition to the amounts to be retained, if any, by the Escrow Agent pursuant to the immediately preceding paragraph, if the aggregate amount of all DACC 100% Claims and the Shared Claims (including the amount of all Pending Claims with respect to DACC 100% Claims and the Shared Claims as determined pursuant to
Section 10 of the DACC Agreement), shall have exceeded the Deductible, and Pending Claims with respect to DACC 100% Claims and/or the Shared Claims exist as of an Expiration Date, the Escrow Agent shall retain in Escrow that portion, in excess of the Deductible, of the Indemnity Shares and/or cash with a Value equal to: (i) 100% of the amount of the SDH's portion of the Shared Claims, as determined by Search acting in good faith in a commercially reasonable manner, if Search determines the amount of any of such Claims is reasonably certain, or
(ii) 125% of the amount of SDH's portion of the Shared Claims, as determined by Search acting in good faith in a commercially reasonable manner, if Search determines the amount of any such Claims is not reasonably certain. Upon the final resolution of any such Pending Claim, the Escrow Agent shall likewise distribute in the priorities specified in Section 10.1 the Indemnity Shares and/or cash reserved by the Escrow Agent with respect to such types of Pending Claim.

               10.3 Pro Rata Payment of Claims. The parties acknowledge that there are three types of indemnity Claims covered by this Agreement and/or the DACC Acquisition Agreement: (i) those for which only DACC has liability (the "DACC 100% Claims"), (ii) those for which only the SDH has liability (the "SDH 100% Claims"), and (iii) those for which both DACC and the SDH have liability (the "Shared Claims").

               With respect to DACC 100% Claims only, only DACC Escrow Shares and/or cash attributable thereto shall be used to pay such Claims. With respect to SDH 100% Claims only, only Indemnity Shares and/or cash attributable
thereto shall be used to pay such Claims.     With respect to Shared Claims,
62.741% of such Claims shall be paid from DACC Escrow Shares and/or cash attributable thereto, and 37.259% of such Claims shall be paid from Indemnity Shares and/or cash attributable thereto, provided that if either the DACC Escrow Shares or the cash attributable thereto, on the one hand, or the Indemnity Shares and the cash attributable thereto, on the other, are insufficient to pay such party's share of the Shared Claim, then the other party (subject to Section 8.6 above) shall pay any deficiency so that Search receives payment for 100% of the Shared Claim.

11.            GENERAL

               11.1 Termination. This Sub-Debt Acquisition Agreement may be terminated at any time prior to the Closing:

               (a)        by mutual consent of Search, Newco and each SDH; or

               (b) by each SDH, on the one hand, or by Search and Newco, on the other hand, if the Closing shall not have occurred on or before August 15, 1996; provided that the right to terminate this Sub-Debt Acquisition Agreement under this Section 11.1(b) shall not be available to either party (Search and Newco deemed to be a single party for this purpose) whose material misrepresentation, breach of warranty or failure to fulfill any obligation under this Sub-Debt Acquisition Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

               (c) by each SDH, on the one hand, or by Search and Newco, on the other hand, if there is or has been a material breach, failure to fulfill or default on the part of the other party of any of the representations and warranties contained herein or in the due and timely material performance and satisfaction of any of the covenants, agreements or conditions contained herein, and the curing of such default shall not have been made or shall not reasonably be expected to occur before the Closing; or

               (d) by each SDH, on the one hand, or by Search and Newco, on the other hand, if there shall be a final nonappealable order of a federal or state Court in effect preventing consummation of the Sub-Debt Sale or any other transaction contemplated hereby; or there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Sub-Debt Sale or any other transaction contemplated hereby by any governmental entity which would make the consummation of the Sub-Debt Sale or any other transaction contemplated hereby illegal.

               11.2 Effect of Termination. In the event of the termination of this Sub-Debt Acquisition Agreement pursuant to Section 11.1, this Sub-Debt Acquisition Agreement shall forthwith become void, and except as hereinafter provided, there shall be no liability or obligation on the part of any party hereto or its officers, directors or stockholders. Notwithstanding the foregoing sentence, (a) the provisions of this Section 11.2, Section 5.l(b) and (c) (confidentiality) and the other provisions of Section 11 (including without limitation brokers and expenses), shall remain in full force and effect and survive any termination of this Sub-Debt Acquisition Agreement; (b) Each SDH, on the one hand, and Search and Newco, on the other hand, shall remain liable to the other for any breach of this Sub-Debt Acquisition Agreement prior to its termination; and (c) in the event of termination of this Sub-Debt Acquisition Agreement pursuant to Section 11.1(c) above, then notwithstanding the provisions of Section 11.8 below, the breaching party shall be liable to the other party to the extent of the expenses incurred by such other party in connection with this Sub-Debt Acquisition Agreement and the transactions contemplated hereby, as well as any damages in accordance with Section 11.18.

               11.3 Cooperation. Both SDH, Search and Newco shall each deliver or cause to be delivered to the other on the Closing, and at such other times and places as shall be reasonably agreed to, such additional instruments as the other may reasonably request for the purpose of carrying out this Sub-Debt Acquisition Agreement. Each SDH will also cooperate and use its reasonable efforts to have its present officers, directors, partners and/or employees cooperate with Search on and after the Closing in furnishing information, evidence, testimony and other assistance in connection with any obligations, actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing, in each case at the cost and expense of Search.

               11.4 Successors and Assigns. This Sub-Debt Acquisition Agreement and the rights of the parties hereunder may not be assigned (except by operation of law) and shall be binding upon and shall inure to the benefit of the parties hereto, and their permitted successors and assigns.

               11.5 Entire Agreement. This Sub-Debt Acquisition Agreement (which includes the Sub-Debt Schedules attached hereto) sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby.

It shall not be amended or modified except by a written instrument duly executed by each of the parties hereto. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Sub-Debt Acquisition Agreement.

               11.6 Counterparts. This Sub-Debt Acquisition Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Sub-Debt Acquisition Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered (which deliveries may be by telefax) by the parties.

               11.7 Brokers and Agents. Search and Newco (as a group) and the SDH each represents and warrants to the other that it has not employed any broker or agent in connection with the transactions contemplated by this Sub-Debt Acquisition Agreement and agrees to indemnify the other against all loss, damages or expense relating to or arising out of claims for fees or commissions of any broker or agent employed or alleged to have been employed by such indemnifying party.

               11.8 Expenses. Search has and will pay the fees, expenses and disbursements of Search and Newco and their agents, representatives, financial advisors, accountants and counsel incurred in connection with the subject matter of this Sub-Debt Acquisition Agreement. Each SDH has and will pay the fees, expenses and disbursements of such SDH and its agents, representatives, financial advisors, accountants and counsel incurred in connection with the subject matter of this Sub-Debt Acquisition Agreement.

               11.9 Specific Performance; Remedies. Each party hereto acknowledges that the other parties will be irreparably harmed and that there will be no adequate remedy at law for any violation by any of them of any of the covenants or agreements contained in this Sub-Debt Acquisition Agreement, including without limitation, the confidentiality obligations set forth in Section 5.1(b) and (c). It is accordingly agreed that, in addition to any other remedies which may be available upon the breach of any such covenants or agreements, each party hereto shall have the right to obtain injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the other parties' covenants and agreements contained in this Sub- Debt Acquisition Agreement.

               11.10 Notices. Any notice, request, claim, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given if delivered personally or sent by telefax (with confirmation of receipt), by registered or certified mail, postage prepaid, or by recognized courier service, as follows:

If to Search
 or Newco to:
               Search Capital Group, Inc.
               700 N. Pearl Street
               Suite 400, L.B. 401
               Dallas, Texas 75201-2809
               Attention:  George C. Evans,
               President & CEO
               Facsimile No.:  214-965-6098

               With a copy to:

                                     Riezman & Blitz, P.C.
                                     120 S. Central, 10th Floor
                                     St. Louis, Missouri 63105
                                     Attention:  Richard M. Riezman, Esq.
                                     Facsimile No.:  314-727-6458

If to SDH:

                          (1)
               R-H Capital Partners, L.P.
               Atlanta Financial Center
               3333 Peachtree Road
               Atlanta, GA 30326
               Attention: Mr. Ken Millar
               Facsimile No.: (404) 266-5966

               With a copy to:
                                     King & Spalding
                                     191 Peachtree Street
                                     Atlanta, GA 30303
                                     Attention: John J. Kelley III, Esq.
                                     Facsimile No.: (404) 572-5100

                          (2)
               Kellett Investment Corporation
               200 Galleria Parkway, Suite 1800
               Atlanta, GA 30339
               Attention: John E. Cunningham
               Facsimile No.: (770) 956-7412

               With a copy to:

                                     Troutman Sanders LLP
                                     600 Peachtree Street, N.E., Suite 5200
                                     Atlanta, GA 30308-2216
                                     Attention: Hazen H. Dempster
                                     Facsimile No.: (404) 885-3900

or to such other address as the person to whom notice is to be given may have specified in a notice duly given to the sender as provided herein. Such notice, request, claim, demand, waiver, consent, approval or other communication shall be deemed to have been given as of the date so delivered, telefaxed, mailed or dispatched and, if given by any other means, shall be deemed given only when actually received by the addressees.

               11.11 Governing Law . This Sub-Debt Acquisition Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of Delaware.

               11.12 Severability. If any provision of this Sub-Debt Acquisition Agreement or the application thereof to any person or circumstances is held invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such person or circumstances in any jurisdiction, shall not be affected thereby, and to this end the provisions of this Sub-Debt Acquisition Agreement shall be severable.

               11.13 Absence of Third Party Beneficiary Rights. No provision of this Sub-Debt Acquisition Agreement is intended, nor will be interpreted, to provide or to create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, employee, partner of any party hereto or any other person or entity.

               11.14 Mutual Drafting. This Sub-Debt Acquisition Agreement is the mutual product of the parties hereto, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the parties, and shall not be construed for or against any party hereto.

               11.15 Further Representations. Each party to this Sub-Debt Acquisition Agreement acknowledges and represents that it has been represented by its own legal counsel in connection with the transactions contemplated by this Sub-Debt Acquisition Agreement, with the opportunity to seek advice as to its legal rights from such counsel. Each party further represents that it is being independently advised as to the tax consequences of the transactions contemplated by this Sub-Debt Acquisition Agreement and is not relying on any representation or statements made by the other party as to such tax consequences.

               11.16 Amendment; Waiver. This Sub-Debt Acquisition Agreement may be amended by the parties hereto at any time prior to the Closing by execution of an instrument in writing signed on behalf of each of the parties hereto. Any extension or waiver by any party of any provision hereto shall be valid only if set forth in an instrument in writing signed on behalf of such party.

               11.17      Public Disclosure.

               (a) After Closing, Search shall provide to each SDH a copy of all materials to be filed with the SEC regarding this Sub-Debt Acquisition Agreement, the DACC Acquisition Agreement, the Sale and the Sub-Debt Sale for such SDH's review and comment.

               (b) Search shall consider all comments and/or reasonable suggested changes made by a SDH pursuant to Section 11.17(a), provided, however, that the determination of Search's securities counsel on any such SDH suggested changes regarding any materials to be filed by Search with the SEC shall be final and binding on the parties hereto.

               11.18      Arbitration.

                          (a) Any controversy, claim or dispute arising out of or relating to this Sub-Debt Acquisition Agreement or the breach, termination, enforceability or validity hereof, including without limitation the determination of the scope or applicability of the agreement to arbitrate set forth in this Section 11.18, shall be determined exclusively by binding arbitration in a city mutually convenient to both SDH and Search before three arbitrators. The arbitration shall be governed by the AAA under its Commercial Arbitration Rules, provided that Persons eligible to be selected as arbitrators shall be limited to attorneys-at-law each of whom has actively practiced law (in private or corporate practice or as a member of the judiciary) for at least 15 years concentrating in either general commercial litigation or general corporate and commercial matters.

                          (b) Judgment upon the award rendered may be entered in any court having jurisdiction.

                          (c) Both SDH, on the one hand, and Search and Newco, on the other, shall, subject to the award of the arbitrators, pay an equal share of the arbitrators' fees. The arbitrators shall have the power to award recovery of all costs (including attorneys' fees, administrative fees, arbitrators' fees and court costs) to the prevailing party.

               11.19 WAIVER. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF THIS SUB-DEBT ACQUISITION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS SUB-DEBT ACQUISITION AGREEMENT ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, EXCEPT TO THE EXTENT OF ANY SUCH DAMAGES OCCASIONED BY AN INTENTIONAL BREACH BY ANY PARTY OF ITS OBLIGATIONS UNDER THIS SUB-DEBT ACQUISITION AGREEMENT. EACH OF THE PARTIES HEREBY ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY COUNSEL IN THE NEGOTIATION, EXECUTION AND DELIVERY OF THIS SUB-DEBT ACQUISITION AGREEMENT, INCLUDING, WITHOUT LIMITATION, SUCH WAIVER OF THE RIGHT TO CLAIM OR RECOVER IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF THIS SUB-DEBT ACQUISITION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS SUB-DEBT ACQUISITION AGREEMENT ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES TO THE EXTENT WAIVED BY THE PARTIES HERETO.

               11.20 INCORRECT CERTIFICATES. If Search delivers Stock Certificates to the Escrow Agent which are incorrectly titled, upon receipt of notice that such Stock Certificates were incorrectly titled, Search shall promptly prepare new correctly titled replacement Stock Certificates and deliver such Stock Certificates to the Escrow Agent, and the incorrectly titled Stock Certificates shall be deemed null and void, without any further action by any of the parties to this Sub-Debt Acquisition Agreement.

THE REST OF THE PAGE IS INTENTIONALLY LEFT BLANK

               IN WITNESS WHEREOF, the parties hereto have signed this Sub-Debt Acquisition Agreement as of the day and year first above written.


SEARCH CAPITAL GROUP, INC.


By: /s/ ROBERT D. IDZI
   -------------------------------------
   Robert D. Idzi, E.V.P. & CFO

R-H CAPITAL PARTNERS, L.P.

By: R-H/Travelers, L.P., its general partner

By: R-H Capital, Inc., its general partner

By: /s/ KENNETH T. MILLAR
   -------------------------------------
   Kenneth T. Millar
   Managing Director


KELLETT INVESTMENT CORPORATION

By:/s/ STILES A. KELLETT JR.
   -------------------------------------



SEARCH FUNDING IV, INC.

By: /s/ ROBERT D. IDZI
   -------------------------------------
   Robert D. Idzi, S.V.P. & CFO

                               SUB-DEBT SCHEDULES

Sub-Debt Schedule 1.7     -       Form of Sub-Debt Shareholder Agreement
Sub-Debt Schedule 3       -       Representations and Warranties of Each SDH
Sub-Debt Schedule 4       -       Representations and Warranties of Search and Newco

Sub-Debt Schedule 5.7(a)  -       Subordinated Notes and the R-H Warrants

Sub-Debt Schedule 5.7(b)  -       Subordinated Note and the Kellett Warrants

                               SCHEDULE 3 and 4

                               TABLE OF CONTENTS


3.       REPRESENTATIONS AND WARRANTIES OF SUBORDINATED DEBT HOLDERS  . .   -1-
         -----------------------------------------------------------
         3.1     DUE ORGANIZATION . . . . . . . . . . . . . . . . . . . .   -1-
                 ----------------
         3.2     AUTHORIZATION; VALIDITY  . . . . . . . . . . . . . . . .   -1-
                 -----------------------
         3.3     NO CONFLICTS . . . . . . . . . . . . . . . . . . . . . .   -1-
                 ------------
         3.4     LIABILITIES AND OBLIGATIONS  . . . . . . . . . . . . . .   -2-
                 ---------------------------
         3.5     PERMITS AND INTANGIBLES  . . . . . . . . . . . . . . . .   -2-
                 -----------------------
         3.6     CONFORMITY WITH LAW; LITIGATION  . . . . . . . . . . . .   -3-
                 -------------------------------
         3.7     ABSENCE OF CHANGES . . . . . . . . . . . . . . . . . . .   -3-
                 ------------------
         3.8     SEARCH SUB-DEBT SECURITIES REPRESENTATIONS . . . . . . .   -3-
                 ------------------------------------------
         3.9     COMPLETE COPIES OF MATERIALS . . . . . . . . . . . . . .   -4-
                 ----------------------------

4.       REPRESENTATIONS OF SEARCH AND NEWCO  . . . . . . . . . . . . . .   -5-
         -----------------------------------
         4.1     DUE ORGANIZATION . . . . . . . . . . . . . . . . . . . .   -5-
                 ----------------
         4.2     AUTHORIZATION; VALIDITY OF OBLIGATIONS . . . . . . . . .   -5-
                 --------------------------------------
         4.3     NO CONFLICTS . . . . . . . . . . . . . . . . . . . . . .   -5-
                 ------------
         4.4     SEARCH CAPITALIZATION  . . . . . . . . . . . . . . . . .   -6-
                 ---------------------
         4.5     SEARCH SUB-DEBT SECURITIES DISCLOSURE DOCUMENTS  . . . .   -6-
                 -----------------------------------------------
         4.6     ABSENCE OF MATERIAL CHANGES  . . . . . . . . . . . . . .   -7-
                 ---------------------------
         4.7     SEARCH SEC FILINGS . . . . . . . . . . . . . . . . . . .   -7-
                 ------------------
         4.8     SEARCH FINANCIAL STATEMENTS  . . . . . . . . . . . . . .   -8-
                 ---------------------------
         4.9     OWNERSHIP OF NEWCO; NO PRIOR ACTIVITIES  . . . . . . . .   -8-
                 ---------------------------------------
         4.10    CONFORMITY WITH LAW; LITIGATION  . . . . . . . . . . . .   -9-
                 -------------------------------

Note: For purposes of Sub-Debt Schedules 3 and 4, the term "Sub-Debt Acquisition Agreement" refers to the Asset Acquisition Sub-Debt Acquisition Agreement, dated as of August 2, 1996, by and among Search Capital Group, Inc. ("Search"), Search Funding IV, Inc. ("Newco"), R-H Capital Partners, L.P. ("R-H"); and Kellett Investment Corporation ("Kellett") (hereinafter R-H and Kellett may be individually or collectively referred to as the "Subordinated Debt Holders" or "SDH"), including all Sub-Debt Schedules thereto.

                              SUB-DEBT SCHEDULE 3

3.       REPRESENTATIONS AND WARRANTIES OF SUBORDINATED DEBT HOLDERS:

3.1 DUE ORGANIZATION. R-H is duly organized and validly existing as a limited partnership and is in good standing under the laws of the State of Georgia. Kellett is duly organized and validly existing as a corporation and is in good standing under the laws of the State of Georgia.

3.2 AUTHORIZATION; VALIDITY. Each SDH has all requisite power and authority to enter into and perform its obligations pursuant to the terms of the Sub-Debt Acquisition Agreement and all of the agreements and documents referred to therein (the "Related Documents"). The execution and delivery of the Sub-Debt Acquisition Agreement and the Related Documents to which each SDH is a party by each SDH and the performance by each SDH of its obligations thereunder have been duly and validly authorized by the respective governing bodies of each SDH and by all necessary action. This Sub-Debt Acquisition Agreement is, and upon execution by each SDH, the Related Documents will be, legal, valid and binding obligations of each SDH enforceable against each SDH in accordance with their terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

3.3 NO CONFLICTS. The execution, delivery and performance of the Sub-Debt Acquisition Agreement, the consummation of the transactions contemplated thereby, and the fulfillment of the terms thereof will not:

         (a) conflict with, or result in a breach or violation of, the organizational documents for R-H, or conflict with, or result in a breach or violation of, the Certificate of Incorporation and the By-Laws for Kellett;

         (b) conflict with, or result in a default (or would constitute a default but for any requirement of notice or lapse of time or both) under any document, agreement or other instrument to which either SDH is a party, or result in the creation or imposition of any lien, charge or encumbrance on any of the properties of either SDH pursuant to (i) any law or regulation to which either SDH is subject or on any of either SDH's properties or (ii) any judgment, order or decree to which either SDH is bound or any of the property owned by either SDH is subject. "Subordinated Debt" means all debt owed by Dealers Alliance Credit Corp., a Delaware corporation ("DACC") from time to time under the Senior Subordinated Note and Warrant Purchase Agreement dated October 16, 1995, as amended, originally between DACC and R-H Capital Partners, L.P.; and

         (c) except as would not materially adversely affect Search's or Newco's ability to acquire, possess, sell, assign, transfer and/or convey the Sub-Debt Assets and/or would not constitute a Sub-Debt Material Adverse Effect:

                 (i) result in termination or impairment of any material permit, license, franchise, contractual right or other authorization of either SDH, but, in each case, only if and to the extent such licenses, permits, franchises, contractual rights and other authorizations are assignable by such SDH; or

                 (ii) violate any law, order, judgment, rule, regulation, decree or ordinance to which either SDH is subject or by which the Sub-Debt Assets are bound.

3.4 LIABILITIES AND OBLIGATIONS. Each SDH is not liable for or subject to any "liabilities" which will either materially adversely affect Search's or Newco's ability to acquire, possess, sell, transfer, assign and/or convey the Sub-Debt Assets and/or would not constitute a Sub-Debt Material Adverse Effect or cause Search or Newco to become obligated for any such liabilities.

For purposes of this Section 3.4, the term "liabilities" shall include without limitation any direct or indirect liability, indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, either accrued, absolute, contingent, mature, unmature or otherwise and whether known or unknown, fixed or unfixed, liquidated or unliquidated, secured or unsecured.

3.5 PERMITS AND INTANGIBLES. Except as would not have a Sub-Debt Material Adverse Effect, each SDH owns or holds all licenses, franchises, permits and other governmental authorizations in each jurisdiction necessary for such SDH to own, possess, sell, assign, convey and transfer the Sub-Debt Assets (the "Material Permits").

3.6 CONFORMITY WITH LAW; LITIGATION. Each SDH has complied in all material respects with, is not in violation in any material respect of, and has not received any notices of violation with respect to, any federal, state or local statute, law or regulation with respect to the Sub-Debt Assets which would constitute a Sub-Debt Material Adverse Effect, or which would materially adversely affect Search's or Newco's ability to service, collect, maintain and/or use the Sub-Debt Assets. There are no claims, actions, suits or proceedings, pending or, to the knowledge of each SDH, threatened, against or affecting either SDH at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over it which, if adversely determined, would have a Sub-Debt Material Adverse Effect. There are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a Court or administrative agency or by arbitration) against either SDH or against any of the Sub-Debt Assets which would have a Sub-Debt Material Adverse Effect.

         The terms "law" and "regulation" as used in this Sub-Debt Acquisition Agreement include all state and federal laws and regulations applicable to either SDH's business.

3.7 ABSENCE OF CHANGES. Prior to Closing, there has not been any change that by itself or together with other changes, has had a Sub-Debt Material Adverse Effect.

3.8 SEARCH SUB-DEBT SECURITIES REPRESENTATIONS. Each SDH (a) has such knowledge, sophistication and experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in the Search Sub-Debt Securities; (b) fully understands the nature, scope and duration of the limitations on transfer contained in the Sub-Debt Shareholders Agreement:
(c) understands that the Search Sub-Debt Securities are not registered and that their resale is restricted by law; and (d) can bear the economic risk of any investment in the Search Sub-Debt Securities. Each SDH has had an adequate opportunity to ask questions and receive answers (and has asked such questions and received answers to its satisfaction) from the officers of Search concerning the business, operations and financial condition of Search and/or the Search Sub-Debt Securities Disclosure Documents (as defined below in
Section 4.5). Except as has been previously stated or established in the organizational documents for each SDH, each SDH has no contract, undertaking, agreement or arrangement, written or oral, with any other person to sell, transfer or grant participation in any shares of Search Sub-Debt Securities to be acquired by such SDH in the Sub-Debt Sale and is not acquiring the Search Sub-Debt Securities with a view to their distribution, except as may be permitted under the Sub-Debt Shareholders Agreement once the registration statement for such Search Sub-Debt Securities has become effective as set forth
therein.   In addition, each SDH understands the nature of the restrictions imposed by Rules 145 and 144 of the rules and regulations of the Securities and Exchange Commission under the Securities Act of 1933, as amended, as well as the restrictions on resale of the Search Sub-Debt Securities imposed by the Sub-Debt Shareholders Agreement to which such SDH is a party.

3.9 COMPLETE COPIES OF MATERIALS. Each SDH has delivered, and/or will deliver at Closing, to Search and Newco true and complete copies of each agreement, contract, commitment or other document (or summaries of same) that is referred to in SDH Sub-Debt Schedules or that has been requested by Search and Newco or its counsel.

           [THE REST OF THIS PAGE HAS BEEN LEFT INTENTIONALLY BLANK]

                              SUB-DEBT SCHEDULE 4

4.       REPRESENTATIONS OF SEARCH AND NEWCO

4.1 DUE ORGANIZATION. Search is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and Newco is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, and each of Search and Newco is duly authorized and qualified to do business under all applicable laws, regulations, ordinances and orders of public authorities to carry on their respective businesses in the places and in the manner as now conducted except for where the failure to be so authorized or qualified would not have a material adverse effect on the ability of Search to consummate the transaction contemplated by this Sub-Debt Acquisition Agreement and the DACC Acquisition Agreement (a "Search Sub-Debt Material Adverse Effect").

4.2 AUTHORIZATION; VALIDITY OF OBLIGATIONS. Each of Search and Newco has the full legal right, power and corporate authority to enter into and perform its obligations pursuant to the terms of the Sub-Debt Acquisition Agreement and the Related Documents. The execution and delivery of this Sub-Debt Acquisition Agreement and the Related Documents by Search and Newco and the performance by each of Search and Newco of its obligations thereunder have been duly and validly authorized by the respective Boards of Directors of Search and Newco and by all necessary corporate action. The Sub-Debt Acquisition Agreement is, and upon execution by Search and Newco, the Related Documents will be a legal, valid and binding obligations of each of Search and Newco enforceable in accordance with their terms except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

4.3 NO CONFLICTS. The execution, delivery and performance of the Sub-Debt Acquisition Agreement, the consummation of the





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
transactions contemplated thereby and the fulfillment of the terms thereof will not:

         (a) conflict with, or result in a breach or violation of the Certificate of Incorporation and the Bylaws, each as amended, of Search and Newco.

         (b) conflict with, or result in a default (or would constitute a default but for any requirement of notice or lapse of time or both) under any document, agreement or other instrument to which either Search or Newco is a party, or result in the creation or imposition of any lien, charge or encumbrance on any of Search's or Newco's properties pursuant to (i) any law or regulation to which either Search or Newco or any of their respective property is subject, or
         (ii) any judgment, order or decree to which Search or Newco is bound or any of their respective property is subject, except, in each case, as would not individually or in the aggregate, have a Search Sub-Debt Material Adverse Effect;

         (c) result in termination or any impairment of any material permit, license, franchise, contractual right or other authorization of Search or Newco; or

         (d) violate any law, order, judgement, rule or regulation to which Search or Newco is subject or by which Search or Newco is bound.

4.4 SEARCH CAPITALIZATION. The authorized capital stock of Search consists of 130,000,000 shares of Common Stock and 60,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"), of which 400,000 shares have been designated as the 12% Senior Convertible Preferred Stock (the "12% Stock"), 55,000,000 shares have been designated as the 9/7 Noteholder Convertible Preferred and 4,000,000 shares have been designated as the Convertible Stock. As of the date of this Sub-Debt Acquisition Agreement, 26,189,094 shares of Common Stock were issued and outstanding (excluding treasury shares), 3,026,389 shares of Common Stock were held in treasury, 11,462,678 shares of Common Stock were reserved for issuance upon exercise of options and warrants issued by Search. In addition, as of the date of this Sub-Debt Acquisition Agreement 400,000 shares of 12% Stock, 16,983,143 shares of 9/7 Noteholder Convertible Preferred and no shares of Convertible Stock were issued and outstanding. All of the outstanding shares of capital stock of Search have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive or other rights. When issued to a SDH pursuant to the terms of this Sub-Debt Acquisition Agreement, the Search Sub-Debt Securities to be issued by Search pursuant to this Sub-Debt Acquisition Agreement will be duly authorized and validly issued and fully paid and nonassessable, not issued in violation of any preemptive or other rights, free and clear of all Liens (except for as provided in the Escrow Agreement and this Sub-Debt Acquisition Agreement), and shall be issued and delivered in compliance with all applicable federal, state and local laws, rules and regulations.

4.5 SEARCH SUB-DEBT SECURITIES DISCLOSURE DOCUMENTS. As promptly as possible after the date of the Sub-Debt Acquisition Agreement, Search will provide to each SDH the following:

         (a) a copy of Search's SEC Form 10-K dated July 2, 1996, including all supplements or amendments thereto, a copy of all SEC 10-Q's and 8-K's filed by Search since March 31, 1996, a copy of all proxy statements relating to Search's meetings of stockholders (whether annual or special) held since January 1, 1996 and a copy of all other forms, reports and other registration statements filed by Search with the Commission since January 1, 1996 (the forms, reports and other documents referred to in this clauses (a) being referred to, collectively, as the "SEC Reports")

         (b) a copy of Search's bankruptcy Plan of Reorganization, including the Plan's disclosure documents and all amendments and supplements thereto, and all other documents and information related thereto; and

         (c) such other documents and information as are deemed relevant and material in connection with the issuance of the Search Sub-Debt Securities to a SDH (collectively the "Search Sub-Debt Disclosure Documents").

In addition, Search shall make available to each SDH those officers or representatives of Search as are necessary to respond to any questions a SDH may reasonably have regarding Search and the Search Sub-Debt Securities.

4.6 ABSENCE OF MATERIAL CHANGES. Since March 31, 1996, except as contemplated by this Sub-Debt Acquisition Agreement, as disclosed in any SEC Report filed since March 31, 1996 and prior to the date of this Sub-Debt Acquisition Agreement or as set forth in Sub-Debt Schedule 4.6, Search and its subsidiaries have conducted their businesses in accordance with the description in Search's Form 10-K and, since March 31, 1996, there has not been:

         (a) any change that by itself or together with other changes has had a Search Sub-Debt Material Adverse Effect;

         (b) any damage, destruction or loss (whether or not covered by insurance) having a Search Sub-Debt Material Adverse Effect;

         (c) any material change by Search in its accounting methods, principles or practices; or

         (d) any entry by Search or any of its subsidiaries into any commitment or transaction which has a Search Sub-Debt Material Adverse Effect.

4.7 SEARCH SEC FILINGS. Search has filed with the Commission all required filings on a timely basis since the date of its Plan of Reorganization and such filings as well as the SEC Reports are, (i) to the best of Search's information, true, accurate and complete, and were prepared in accordance with the requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, as the case may be, and the rules and regulations thereunder and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Search shall file with the Commission a Form 8-K regarding the subject matter of the DACC transaction and this Sub-Debt Acquisition Agreement within the time limits specified by the Commission after Closing has occurred.

4.8      SEARCH FINANCIAL STATEMENTS.

         (a) The representations and warranties set forth in Section 4.9(a) of Schedule 4 to the DACC Acquisition Agreement are hereby incorporated herein. In addition, Search will deliver to each SDH the most recent available interim unaudited or audited financial statements (or portions thereof) as soon as the same have been prepared for all time periods after the date of the Interim Financials.

         (b) Except as disclosed in the SEC Reports filed prior to the date of this Sub-Debt Acquisition Agreement, as set forth in the Search Financial Statements or as set forth in Sub-Debt Schedule 4.8, since March 31, 1996, neither Search nor any of its subsidiaries has incurred any liability or obligation of any nature which would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with generally accepted accounting principles, except for liabilities and obligations incurred in the ordinary course of business in accordance with the description contained in Search's Form 10-K or liabilities which would not, individually or in the aggregate, have a Search Sub-Debt Material Adverse Effect.

4.9      OWNERSHIP OF NEWCO; NO PRIOR ACTIVITIES.

         (a) Newco was formed solely for the purposes of engaging in the DACC Sale and the Sub-Debt Sale and the other transactions contemplated by the DACC Acquisition Agreement and this Sub-Debt Acquisition Agreement.

         (b) As of the date of the Sub-Debt Acquisition Agreement and as of the Closing, all of the outstanding capital stock of Newco is and will
         be owned directly by Search.   As of the Closing, there will be no
         options, warrants or other rights (including registration rights), agreements, arrangements or commitments to which Newco is a party of any character relating to the issued or unissued capital stock of, or other equity interests in, Newco, or obligating Newco to grant, issue or sell any shares of the capital stock of, or other equity interests in, Newco, by sale, lease, license or otherwise. There are no obligations, contingent or otherwise, of Newco to repurchase, redeem or otherwise acquire any shares of the capital stock of Newco.

         (c) As of the date hereof and the Closing, except for the obligations or liabilities incurred in connection with its incorporation or organization and the DACC Sale and the Sub-Debt Sale and other transactions contemplated hereby, Newco has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

4.10 CONFORMITY WITH LAW; LITIGATION. Search has complied in all material respects with, is not in violation in any material respect of, and has not received any notices of violation with respect to, any federal, state or local statute, law or regulation with respect to Search, any of its subsidiaries or any of their assets or properties which would constitute a Search Sub-Debt Material Adverse Effect, or which would materially adversely affect Search's ability to perform its obligations under the Sub-Debt Acquisition Agreement. Except as set forth in Sub-Debt Schedule 4.10, there are no claims, actions, suits or proceedings, pending or, to the knowledge of Search, threatened, against or affecting Search at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over it which, if adversely determined, would have a Search Sub-Debt Material Adverse

Effect. There are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a Court or administrative agency or by arbitration) against Search, any of its subsidiaries or any of their assets or properties which would have a Search Sub-Debt Material Adverse Effect.